Exhibit 10.4



September 25, 2007


Dear Bill,

BellaVista Capital, Inc. ("the Company") is interested in having you assist the Company as the Executive Chairman of the Board ("Executive Chairman"). The duties involved with this role would be in addition to the duties that you currently perform as Chairman of the Board and would be compensated separately at $250/hour including travel time and reasonable directly related business and travel expenses that may you incur. You would continue to receive your compensation for the duties associated with the Chairman of the Board role per your separate Board of Directors compensation agreement currently in place.

Your role as Executive Chairman will begin September 25, 2007 and continue until canceled by a 30-day notice from the Company or you as Executive Chairman. You will be responsible for providing the Company with a monthly summary providing sufficient detail of the time spent performing duties as Executive Chairman. Your duties as Executive Chairman will include but not be limited to developing and implementing plans to perform the following:

o    Relocate to a new downsized office space.
o    Migrate financials and historical records to a standard Windows platform.
     o Work directly with Mike Rider on the issues and negotiations related to the troubled projects, including attending meetings on each of these projects on a regular basis.
     o    Provide weekly oversight and guidance of Mike Rider's activities.
     o    Assist Mike Rider in setting company priorities.
     o    Monitor progress to timelines and goals.
     o    Reinvest available liquidity in appropriate vetted investments.

In connection with your acting as Executive Chairman, you will obtain confidential information that is not available to the general public, including other shareholders ("Confidential Information"). You understand that you are prohibited from disclosing the Confidential Information under applicable state and federal securities laws. Therefore, in connection with such Confidential Information regarding the Company, you agree as follows:

1. All information furnished to you, including but not limited to information concerning the Company's financial condition, plans, decisions and operations, shall be deemed Confidential Information, provided, however, that Confidential Information shall not include any information which is generally available to the public or which you currently possess or which becomes available to you on a non-confidential basis from a source that is or was under no obligation not to disclose such information.

2. Unless otherwise agreed in writing or required by law, you will not use, disclose, or reveal any Confidential Information for any purpose other than in connection with participating in Board meetings and providing your Executive Chairman services to any persons or entities other than to other directors of the Board, and any other persons to whom the Board of Directors expressly authorizes disclosure by you.

3. You shall maintain all written materials provided to you by the Company or prepared by you in connection with your acting as Executive Chairman, including but not limited to any agenda or notes, in the strictest of confidence, and you agree to promptly return to the Company, upon request by the Company, all written material, including but not limited to notes of verbal conversations, received from the Company or prepared by you in connection with your acting as Executive Chairman without retaining any copies thereof.

4. You agree that you will not use any of the Confidential Information for the purpose of participating in any transaction involving the stock of the Company. In this regard, you expressly agree that you will not buy or sell the Company's securities while in possession of material non-public information disclosed in confidence. Account has been closed and I directly own all BVC stock.

                                                                    Exhibit 10.4


In providing services as an Executive Chairman, the Company will provide you with indemnification to the full extent provided to members of the Board of Directors and to the full extent permitted by law in connection with any claims arising out of your acting in the capacity of an Executive Chairman to the Board of Directors. The indemnification rights of directors and former directors are set forth in the Articles of Incorporation and the Bylaws of the Company.
Article IX of the Articles of Incorporation provide, in relevant part, as follows:

         The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Article X of the Articles of Incorporation provides that "To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages."

The Bylaws provide, in part, as follows:

         The indemnification and advance of expenses provided by the Charter and these Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person.

BellaVista Capital, Inc.


Jeff Black, Director


ACCEPTANCE AND AGREEMENT

The terms and conditions set forth in the foregoing letter are hereby accepted and agreed.


--------------------------------------------
William Offenberg